Exhibit F-1

Energy East Corporation Consolidating Income Statement For the Twelve Months Ended December 31, 2004 (Thousands, except per share amounts)
	Energy East Holding Company	Energy East Management Corporation	RGS Energy Group, Inc. Consolidated	Connecticut Energy Corporation Consolidated

Operating Revenues
Sales and services	-	$58,084	$3,171,330	$345,944
Operating Expenses
Electricity purchased and fuel used in generation	-	-	1,188,764	-
Natural gas purchased	-	-	563,905	200,076
Other operating expenses	$16,059	52,710	439,842	52,707
Maintenance	-	-	137,408	6,135
Depreciation and amortization	258	142	195,459	20,980
Other taxes	-	476	188,151	20,311
Gain on sale of generation assets	-	-	(340,739)	-
Deferral of asset sale gain	-	-	228,785	-

Total Operating Expenses	16,317	53,328	2,601,575	300,209

Operating Income	(16,317)	4,756	569,755	45,735
Other (Income)	(312,238)	(25)	(16,482)	(2,239)
Other Deductions	5,875	120	2,425	5,201
Interest Charges, Net	92,383	2,132	128,759	16,225
Preferred Stock Dividends of Subsidiaries	-	-	2,185	-

Income From Continuing Operations Before Income Taxes	197,663	2,529	452,868	26,548
Income Taxes	(31,674)	2,529	235,071	7,969

Income From Continuing Operations	229,337	-	217,797	18,579

Discontinued Operations
Loss from businesses sold	-	-	-	-
Income taxes (benefits)	-	-	1,166	-

Income (Loss) From Discontinued Operations	-	-	(1,166)	-

Net Income	$229,337	-	$216,631	$18,579

Earnings Per Share From Continuing Operations, basic

Earnings Per Share From Continuing Operations, diluted

Earnings Per Share, basic

Earnings Per Share, diluted

Average Common Shares Outstanding, basic

Average Common Shares Outstanding, diluted

Exhibit F-1

Energy East Corporation Consolidating Income Statement For the Twelve Months Ended December 31, 2004 (Thousands, except per share amounts)
	CMP Group, Inc. Consolidated	CTG Resources, Inc. Consolidated	Berkshire Energy Resources Consolidated	The Energy Network, Inc. Consolidated

Operating Revenues
Sales and services	$619,912	$382,819	$66,455	$202,227
Operating Expenses
Electricity purchased and fuel used in generation	239,626	-	-	146,633
Natural gas purchased	-	212,541	37,346	39,575
Other operating expenses	196,422	65,061	11,621	14,461
Maintenance	29,070	7,702	889	268
Depreciation and amortization	42,088	27,446	5,055	484
Other taxes	16,958	23,174	2,385	1,531
Gain on sale of generation assets	-	-	-	-
Deferral of asset sale gain	-	-	-	-

Total Operating Expenses	524,164	335,924	57,296	202,952

Operating Income	95,748	46,895	9,159	(725)
Other (Income)	(4,232)	(4,237)	(1,397)	(610)
Other Deductions	6	2,023	26	44
Interest Charges, Net	25,469	13,254	3,703	216
Preferred Stock Dividends of Subsidiaries	1,442	52	12	-

Income From Continuing Operations Before Income Taxes	73,063	35,803	6,815	(375)
Income Taxes	24,068	13,558	2,618	(65)

Income From Continuing Operations	48,995	22,245	4,197	(310)

Discontinued Operations
Loss from businesses sold	(6,249)	-	-	(859)
Income taxes (benefits)	152	-	-	(142)

Income (Loss) From Discontinued Operations	(6,401)	-	-	(717)

Net Income	$42,594	$22,245	$4,197	$(1,027)

Earnings Per Share From Continuing Operations, basic

Earnings Per Share From Continuing Operations, diluted

Earnings Per Share, basic

Earnings Per Share, diluted

Average Common Shares Outstanding, basic

Average Common Shares Outstanding, diluted

Exhibit F-1

Energy East Corporation Consolidating Income Statement For the Twelve Months Ended December 31, 2004 (Thousands, except per share amounts)
	Energy East Enterprises, Inc. Consolidated	Energy East Eliminations	Utility Shared Services	Energy East Corporation Consolidated

Operating Revenues
Sales and services	$8,108	$(169,684)	$71,497	$4,756,692
Operating Expenses
Electricity purchased and fuel used in generation	-	(4,613)	-	1,570,410
Natural gas purchased	4,984	(28,113)	-	1,030,314
Other operating expenses	2,130	(129,863)	69,776	790,926
Maintenance	253	-	-	181,725
Depreciation and amortization	688	(142)	-	292,458
Other taxes	350	(1,429)	953	252,860
Gain on sale of generation assets	-	-	-	(340,739)
Deferral of asset sale gain	-	-	-	228,785

Total Operating Expenses	8,405	(164,160)	70,729	4,006,739

Operating Income	(297)	(5,524)	768	749,953
Other (Income)	(213)	306,176	-	(35,497)
Other Deductions	188	(105)	1	15,804
Interest Charges, Net	3	(5,986)	732	276,890
Preferred Stock Dividends of Subsidiaries	-	-	-	3,691

Income From Continuing Operations Before Income Taxes	(275)	(305,609)	35	489,065
Income Taxes	(100)	(2,565)	35	251,444

Income From Continuing Operations	(175)	(303,044)	-	237,621

Discontinued Operations
Loss from businesses sold	-	-	-	(7,108)
Income taxes (benefits)	-	-	-	1,176

Income (Loss) From Discontinued Operations	-	-	-	(8,284)

Net Income	$(175)	$(303,044)	-	$229,337

Earnings Per Share From Continuing Operations, basic				$1.63

Earnings Per Share From Continuing Operations, diluted				$1.62

Earnings Per Share, basic				$1.57

Average Common Shares Outstanding, basic				146,305

Average Common Shares Outstanding, diluted				146,713